Exhibit 10.17

                 FARMERS & MERCHANTS BANK OF CENTRAL CALIFORNIA
                              AMENDED AND RESTATED
                     EXECUTIVE INDEXED RETIREMENT AGREEMENT

     This Amended and Restated Agreement (the "Agreement") is adopted this 7th day of March 2006, by and between FARMERS & MERCHANTS BANK OF CENTRAL CALIFORNIA, a state-chartered commercial bank located in Lodi, California, or its successors (the "Company") and ____________________ (the "Executive").

                                  INTRODUCTION

     As part of a program to attract, retain and reward a select group of the Company's executive officers by providing a potentially higher level of retirement income, the Company provided the Executive with an Executive Indexed Retirement Agreement dated as of ________________ (the Prior Agreement"). The purpose of this Agreement is to amend and restate the Prior Agreement in its entirety as of the date hereof.

                                    AGREEMENT

     The Executive and the Company agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

     1.1 "Adjustment Rate" means the figure equal to one minus the Company's highest marginal tax rate for the current calendar year.

     1.2 "Change of Control" means a change, after January 1, 2005, of control of the Holding Company. Such a Change of Control will be deemed to have occurred immediately before any of the following occur: (i) individuals, who were members of the Board of Directors of the Holding Company immediately prior to a meeting of the shareholders of the Holding Company which meeting involved a contest for the election of directors, do not constitute a majority of the Board of Directors of the Holding Company following such election or meeting, (ii) an acquisition, directly or indirectly, of more than 35% of the outstanding shares of any class of voting securities of the Holding Company by any Person, (iii) a merger (in which the Holding Company is not the surviving entity), consolidation or sale of all, or substantially all, of the assets of the Holding Company, or
(iv) there is a change, during any period of one year, of a majority of the Board of Directors of the Holding Company as constituted as of the beginning of such period, unless the election of each director who is not a director at the beginning of such period was approved by a vote of at least a majority of the directors then in office who were directors at the


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beginning of such period.  If the events or circumstances described in (i)-(iv), above, shall occur to or be applicable to the Company, then such Change of Control shall be deemed for all purposes of this agreement to also be a "Change of Control" of the Holding Company. For purposes of this agreement, the term "Person" shall mean and include any individual, corporation, partnership, group, association or other "person", as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Holding Company, the Company, any other wholly owned subsidiary of the Company or any employee benefit plan(s) sponsored by the Company or other subsidiary of the Holding Company.

     1.3 "Disability" means when an Executive (i) is unable to engage in any substantial gainful activity by reason of any medical determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is by reason of any medical determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Company. Disability shall be determined by a physician acceptable to both the Company and the Executive.

     1.4 "Normal Retirement Age" means the Executive's sixty-fifth (65th) birthday.

     1.5 "Retirement Date" means the day on or after Executive's Normal Retirement Age when Executive's Employment is Terminated.

     1.6 "Plan Year" means each calendar year from January 1 through December 31. In the year of implementation, it shall commence with the date of this Agreement and end on December 31, 2003.

     1.7 "Retirement Account" means the account maintained on the books of the Company as described in Section 2.2.

     1.8 "Simulated Investments" mean investments specified by the Company for use in measuring the Retirement Benefit. Subject to Article 2, the Company can change the Simulated Investments only with the Executive's written agreement. The Simulated Investments shall be of equal initial amounts.

     1.9 "Simulated Investment Earnings" means the after-tax rate of return on a Simulated Investment. If the Simulated Investment is a life insurance policy, the Simulated Investment Earnings shall track cash surrender value and not include receipt of the policy's death benefit.

     1.10 "Termination of Employment" or "Employment is Terminated" means the Executive ceases to be employed by the Company for any reason, voluntary or involuntary, other than (A) death or (B) a leave of absence approved by the Company.


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     1.11     "Termination  for  Cause"  means  the  Company  terminating  the
Executive's employment for conviction of a felony resulting in a material economic adverse effect on the Company.

     1.12 "Year of Employment" means any calendar year in which the Executive completes at least 1,400 hours of employment with the Company.

     1.13 "Pool Policies" means those Company-owned life insurance policies listed in Appendix C.

     1.14 "Earnings on Pool Policies" means 100% of the amount determined by subtracting the value (the calculation of which is to be performed in accordance with Sections 2.1.1 and 2.1.2) of Simulated Invested Number Two on the Pool Polices from Simulated Investment Number One on the Pool Policies and dividing the difference by the Adjustment Rate.

     1.15 "Executive's Pro-Rata Share of Earnings on Pool Policies" means the amount calculated by (1) dividing Executive's current year Forecasted Retirement Contribution amount listed in Appendix D by the sum of all Forecasted Retirement Contributions for such year for all Company executives who have Executive Indexed Retirement Agreements, and (2) multiplying such resulting percentage by the Earnings on Pool Polices for the current year.

     1.16 "Forecasted Retirement Contribution" means the amounts listed in Appendix D.

     1.17     "Holding  Company"  means  Farmers  &  Merchants  Bancorp.

                                    ARTICLE 2
                               RETIREMENT ACCOUNT

     2.1 Simulated Investments. The Company shall establish two Simulated Investments in the amount of $______________ (reflecting the initial cash surrender values of the life insurance policies described in Appendix A) as of __________, 200_, as follows:

          2.1.1 Simulated Investment Number One shall track the cash surrender value of specified life insurance policies as described in Appendix A.

          2.1.2 Simulated Investment Number Two shall track the value of a simulated investment account comprised of both principal and accumulated net after-tax interest earnings. Pre-tax interest earnings equal the current 5-year Treasury Bill rate, which shall initially be set at 4.30%, which shall continue through December 31, 2003. Each
          January 1 thereafter the rate shall be reset based on the average 5-year Treasury Bill rate for the previous month of December according to Bloomberg or such other nationally recognized reporting service. Simulated Investment Number Two assumes the income tax rate to be the Company's highest marginal tax rate for the current calendar year (which is 42.046%, using a Federal rate of 35% and a State franchise tax rate of 10.84%), and assumes that interest (net of tax) shall be compounded on an annual basis at the end of each Plan Year.


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     2.2     Retirement  Account.  The  Company  shall  establish  a  Retirement
Account on its books for the Executive. The amount to be added to the Retirement Account each year after the date hereof until Termination of Employment, but not beyond Normal Retirement Age, will be the greater of (A) one percent (1%) of Simulated Investment Number One as of December 31st of the preceding year or (B) the lesser of:


          (i) the sum of: (1) one hundred percent (100%) of the sum determined by subtracting the current year's increase in the value of Simulated Investment Number Two from the current year's increase in the value of Simulated Investment Number One and dividing the difference by the Adjustment Rate, plus (2) the Executive's Pro-Rata Share of Earnings on Pool Policies for the current year; or

          (ii) the Forecasted Retirement Contribution for the current year as stated in Appendix D.

     2.3 Interest on Retirement Account Balances. After the establishment of the rabbi trust contemplated by Section 12.9(d), interest will be credited on any undistributed balances on the last day of each calendar month at a rate equivalent to the pre-tax investment earnings rate for such month achieved in the rabbi trust.

     2.4 Statement of Accounts. The Company shall provide to the Executive, within sixty (60) days after each calendar year end, a statement setting forth the Executive's Retirement Account balance.

     2.5     Accounting  Device  Only.  The  Retirement  Account  and  Simulated
Investments are solely devices for measuring amounts to be paid under this Agreement. Neither they nor the rabbi trust (contemplated by Section 12.9(d)) are a trust fund of any kind. The Executive is a general unsecured creditor of the Company for the payment of benefits.

                                    ARTICLE 3
                                NORMAL RETIREMENT

     Upon the Executive attaining his or her Retirement Date, the Company shall pay, or cause to be paid, the Executive's Retirement Account balance as elected on Appendix B.

                                    ARTICLE 4
                        EARLY TERMINATION OF EMPLOYMENT

     4.1 Less than Five Years of Employment. Except in the event of (A) a Change of Control or (B) Disability, if the Executive's Employment is Terminated prior to Normal Retirement Age and without completing five (5) Years of Employment (measured from the date of Executive's


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employment  by  the  Company),  the  Company  shall  not  pay any benefit to the
Executive  under  this  Agreement.

     4.2 Five or More Years of Employment. Upon the Executive's Termination of Employment (other than Termination for Cause) prior to Normal Retirement Age and after completing five (5) Years of Employment (measured from the date of Executive's employment by the Company), the Company shall pay, or cause to be paid, the Executive's Retirement Account balance as elected on Appendix B.

     4.3     Termination  for  Cause.   If  the  Executive's  Employment  is
Terminated for Cause, the Company shall not pay any benefit to the Executive under this Agreement.

                                    ARTICLE 5
                               DISABILITY BENEFIT

     Upon the Executive's Termination of Employment following a Disability, the Company shall pay, or cause to be paid, the Executive's Retirement Account balance as elected on Appendix B.

                                    ARTICLE 6
                                CHANGE OF CONTROL

     6.1 Change of Control Benefit. Upon a Change of Control prior to the Executive's Termination of Employment, the Executive shall be entitled to receive a benefit in the amount of:

          (a) the balance in his/her Retirement Account, including all accrued interest pursuant to Section 2.3, plus

          (b) the sum of the present value of each of the post Change of Control remaining annual Forecasted Retirement Contributions provided for in Appendix D.

For purposes of calculating the amount under Section 6.1(b), the present value factor shall be the Treasury Bill rate (as of the date that is five business day prior to the anticipated date of the Change of Control) for the number of years (rounded down to the nearest whole number) remaining on Appendix D for Executive. Immediately prior to a Change of Control, the Company shall transfer to the rabbi trust established under Section 12.9(d) any additional amounts required so that the Executive's Retirement Account balance is equal to the amount calculated under this Section. The Company shall pay the benefit to the Executive as elected on Appendix B.

     6.2 Gross-Up Payment. In connection with a Change of Control, the Executive shall be entitled to a "Gross-Up Payment" under the terms and conditions set forth herein, and such payment shall include the Excise Tax reimbursement due pursuant to subsection (a) and any federal and state tax reimbursements due pursuant to subsection (b).


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          (a)  In  the  event  that  any  payment or benefit (as those terms are defined within the meaning of Internal Revenue Code Section 280G(b)(2)) paid, payable, distributed or distributable to a Executive (hereinafter referred to as "Payments") pursuant to the terms of this Agreement or otherwise in connection with or arising out a Change of Control would be subject to the Excise Tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by the Executive with respect to such Excise Tax, then the Executive will be entitled to receive an additional payment ("Gross-Up Payment") in an amount equal to the total Excise Tax, interest and penalties imposed on the Executive as a result of the Payment and the Excise Taxes on any federal and state tax reimbursements as set forth in subsection (b).

          (b) If the Company is obligated to pay the Executive pursuant to subsection a), the Company also shall pay the Executive an amount equal to the "total presumed federal and state taxes" that could be imposed on the Executive with respect to the Excise Tax reimbursements due to the Executive pursuant to subsection a) and the federal and state tax reimbursements due to the Executive pursuant to this subsection. For purposes of the preceding sentence, the "total presumed federal and state taxes" that could be imposed on the Executive shall be conclusively calculated using a combined tax rate equal to the sum of the (A) the highest individual income tax rate in effect under (i) Federal tax law and (ii) the tax laws of the state in which the Executive resides on the date that the payment is computed and (B) the hospital insurance portion of FICA.

          (c) No adjustments will be made in this combined rate for the deduction of state taxes on the federal return, the loss of itemized deductions or exemptions, or for any other purpose for paying the actual taxes.

          (d) It is further intended that in the event that any payments would be subject to other "penalty" taxes (in addition to the Excise Tax in subsection (a)) imposed by Congress or the Internal Revenue Service that these taxes would also be included in the calculation of the Gross-Up Payment, including any federal and state tax reimbursements pursuant to subsection (b).

          (e) An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Company's expense by an accounting firm appointed by the Company prior to any Change of Control. The accounting firm shall provide its determination, together with detailed supporting calculations and documentation to the Company and the Executive prior to submission of the proposed change of control to the Holding Company's shareholders, Board of Directors or appropriate regulators for approval. If the accounting firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days of the delivery of the determination to the Executive, the Executive shall have the


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               right  to dispute the determination. The existence of the dispute shall not in any way affect the Executive's right to receive the Gross-Up Payment in accordance with the determination. Upon the final resolution of a dispute, the Company or its successor shall promptly pay to the Executive any additional amount required by such resolution. If there is no dispute, the determination shall be binding, final and conclusive upon the Company and the Executive, except to the extent that any taxing authority subsequently makes a determination that the Excise Tax or additional Excise Tax is due and owing on the payments made to the Executive. If any taxing authority determines that the Excise Tax or additional Excise Tax is due and owing, the entity acquiring control of the Company shall pay the Excise Tax and any penalties assessed by such taxing authority.

          (f) Notwithstanding anything contained in this Section to the contrary, in the event that according to the determination, an Excise Tax will be imposed on any Payment or Payments, the Company or its successor shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

Payment of these amounts will be made subject to the terms of the Executive's Employment Agreement, or in the absence of such an agreement, immediately prior to the purchaser assuming control of the Company or Holding Company.

                                    ARTICLE 7
                                 DEATH BENEFITS

     7.1 General Rule. The Company shall not pay any benefit under this Agreement upon Executive's death except to the extent set forth in this Article.

     7.2 Lump Sum Election. If Executive dies after (A) completing five (5) Years of Employment (measured from the date of Executive's employment by the Company) and (B) making an election on Appendix B for Executive's beneficiary to receive upon Executive's death a lump sum payment equal to the balance of Executive's Retirement Account, the Company shall pay to such beneficiary the amount of Executive's Retirement Account balance as of the month ending immediately following Executive's death.

     7.3 Installment Election. If Executive dies after beginning to receive installment payments of the balance of Executive's Retirement Account pursuant to an election on Appendix B, such installment payments shall cease effective as of the month ending immediately following Executive's death and Company shall have no further obligation to Executive or his/her heirs or designees under this Agreement.

     7.4 Split Dollar. Notwithstanding anything to the contrary in this Article, a death benefit may be provided according to the terms of a separate Split Dollar Agreement entered into by the Company and the Executive.


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                                    ARTICLE 8
                                  BENEFICIARIES

     8.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

     8.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                    ARTICLE 9
                               GENERAL LIMITATIONS

     9.1 Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Executive commits suicide within three years after the date of this Agreement. In addition, the Company shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact provided to the Company, or on any application for any benefits provided by the Company to the Executive, which causes the Company financial harm.

                                   ARTICLE 10
                          CLAIMS AND REVIEW PROCEDURES

     10.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

          10.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

          10.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the


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     response  period  by  an  additional  90  days by notifying the claimant in writing, prior to the end of the initial 90-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

          10.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

               (a)     The  specific  reasons  for  the  denial,
               (b) A reference to the specific provisions of this Agreement on which the denial is based,
               (c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,
               (d) An explanation of this Agreement's review procedures and the time limits applicable to such procedures, and
               (e) A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

     10.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

          10.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Company's notice of denial, must file with the Company a written request for review.

          10.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant
     (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

          10.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

          10.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.


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          10.2.5     Notice  of Decision.  The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

               (a)     The  specific  reasons  for  the  denial,
               (b) A reference to the specific provisions of this Agreement on which the denial is based,
               (c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and
               (d) A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

                                   ARTICLE 11
                           AMENDMENTS AND TERMINATION

     This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

     This Agreement is intended to be consistent with the provisions of Section 409A of the Internal Revenue Code. On the date of this Agreement the Internal Revenue Service continues to issue guidance on such Section. Company reserves the right to change this Agreement, including reducing any Executive's interest in this Agreement, in order to make such Agreement compliant with Section 409A.

                                   ARTICLE 12
                                  MISCELLANEOUS

     12.1 Binding Effect. This Agreement shall bind the Executive and the Company and their beneficiaries, survivors, successors, executors, administrators and transferees.

     12.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

     12.3 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of California except to the extent preempted by the laws of the United States of America.

     12.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person


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unless  such  succeeding  or continuing company, firm or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor company.

     12.5 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner, whether by the Executive or Executive's beneficiary or estate.

     12.6 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

     12.7 Unfunded Arrangement. The Executive is a general unsecured creditor of the Company for the payment of benefits under this Agreement. The benefits represent the mere Company promise to pay, or cause the rabbi trust to pay, such benefits. The Company will derive all funding for the benefits from its general assets. The Executive's rights are not subject in any manner to anticipation, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive's creditors. The Retirement Account, any Simulated Investment and the rabbi trust (contemplated by Section 12.9(d)) are not, either individually or collectively, a trust fund of any kind. Any insurance on the Executive's life or any other asset held in connection with this Agreement is a general asset of the Company to which the Executive has no preferred or secured claim.

     12.8 Entire Agreement. This Agreement, along with its Appendices, constitutes the entire agreement between the Company and the Executive as to the subject matter hereof and supersedes all prior agreements and understanding of the parties in connection therewith, including the Prior Agreement. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

     12.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

          (a) Establishing and revising the method of accounting for the Agreement;
          (b)     Maintaining  a  record  of  benefit  payments;  and
          (c) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.
          (d) Establishing a rabbi trust for the Agreement and depositing amounts required under Section 2.2 into such trust. In the event a rabbi trust is established, Company shall (A) immediately transfer to the rabbi trust an amount equal to Executive's then Retirement Account and (B) monthly thereafter transfer the applicable increase in the Retirement Account calculated pursuant to Section 2.2. The Company shall also transfer to the rabbi trust any amounts required under Sections 6.1 or 6.2 in connection with any Change of Control at the times provided for in such Sections.

     12.10 Named Fiduciary. The Company shall be the named fiduciary and plan


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
administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Agreement including the employment of advisors and the delegation of ministerial duties to qualified individuals.

     12.11 Intent. To the extent that this Agreement may be construed to be a plan maintained to provide deferred compensation, it is intended to be limited to a "select group of management or highly compensated employees" within the meaning of Section 201(2) of ERISA. This Agreement is intended to be exempt from the participation, vesting, funding, and fiduciary requirements of Title 1 of ERISA, to the fullest extent permitted under the law. This Agreement shall at all times be "unfunded" within the meaning of ERISA.


IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

EXECUTIVE:                              COMPANY:


-------------------------------         FARMERS  &  MERCHANTS  BANK  OF
EXECUTIVE                               CENTRAL  CALIFORNIA



                                   BY:
                                      -------------------------------------
                                      President  and  C.E.O.



                                   BY:
                                      -------------------------------------
                                      Chairman  of  the  Board



                                   BY:
                                      -------------------------------------
                                      Chairman of the Personnel Committee
                                      of the Board


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